Exhibit 99.1

Press Release July 19, 2023

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2023 Results

FORT WAYNE, INDIANA, July 19, 2023 / PRNewswire /

Second Quarter 2023 Performance Highlights:

▪	Steel shipments of 3.2 million tons
▪	Net sales of $5.1 billion, operating income of $1.1 billion, net income of $812 million, and EBITDA of $1.2 billion
▪	Strong cash flow from operations of $808 million
▪	Credit rating upgrades from Moody’s and S&P Global
▪	Share repurchases of $380 million of the company’s common stock, representing 2.2 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2023 financial results. The company reported second quarter 2023 net sales of $5.1 billion and net income of $812 million, or $4.81 per diluted share.

Comparatively, the company’s sequential first quarter 2023 net income was $637 million, or $3.70 per diluted share, and prior year second quarter net income was $1.2 billion, or $6.44 per diluted share.

“The team executed well and delivered a strong second quarter performance across our operating platforms,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our second quarter 2023 operating income was $1.1 billion, with EBITDA of $1.2 billion. The sequential improvement in earnings was driven by significantly higher realized pricing from our steel operations. We also achieved strong cash flow from operations of $808 million and strong liquidity of $3.5 billion, while at the same time continuing to invest in our growth and providing strong shareholder distributions. In recognition of our growth, strong balance sheet profile and consistent free cash flow generation capability, we received upgrades to our investment grade credit designations from two credit rating agencies.

“Second quarter 2023 operating income from our steel operations was $706 million, more than double our first quarter sequential results, due to significant metal spread expansion across the platform as realized selling values more than offset moderately higher scrap costs. Steel order activity remains solid from the automotive, construction, industrial, and energy sectors. Recent positive data from the steel service center sector points to continued low customer inventory levels, which we believe has abated destocking and will support steel pricing.”

Second Quarter 2023 Comments

Second quarter 2023 operating income for the company’s steel operations was $706 million, as shipments remained steady at 3.2 million tons and significantly higher realized steel pricing more than offset increased scrap costs. The second quarter 2023 average external product selling price for the company’s steel operations increased $177 per ton sequentially to $1,257 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $31 per ton sequentially to $444 per ton. The company’s Sinton Texas Flat Roll Division operated at a utilization rate comparable to the sequential first quarter and achieved positive EBITDA for the second quarter 2023. The company expects the Texas division to be operating at an 80 percent utilization rate by the end of 2023, as it steadily ramps production during the second half of this year.

Second quarter operating income from the company’s metals recycling operations remained steady at $40 million, as increased ferrous shipments totaling 1.5 million gross tons was offset by metal spread compression. Ferrous scrap demand was supported by modestly higher domestic steel production utilization of over 76 percent in the second quarter 2023.

The company’s steel fabrication operations achieved historically strong operating income of $462 million in the second quarter 2023, but below first quarter results, based on metal spread compression as lower realized selling values were combined with steady steel substrate costs and product shipments. The company believes second half 2023 steel joist and deck shipments will be comparable to first half 2023 volumes. The order backlog currently reaches into 2024 with strong forward-pricing. In addition, the company believes that the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure and Inflation Reduction Act programs, combined with industrial build-outs, supports strong demand in the coming years.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $808 million during the quarter. The company also invested $358 million in capital investments, paid cash dividends of $72 million, and repurchased $380 million of its outstanding common stock, representing 2.2 percent of its outstanding shares, while retaining strong liquidity of $3.5 billion as of June 30, 2023.

Year-to-Date June 30, 2023 Comparison

For the six months ended June 30, 2023, net income was $1.4 billion, or $8.49 per diluted share, with net sales of $10.0 billion, as compared to net income of $2.3 billion, or $12.14 per diluted share, with net sales of $11.8 billion for the same period in 2022.

First half 2023 net sales decreased 15 percent to $10.0 billion and operating income declined 39 percent to $1.9 billion, when compared to the same period in 2022. Lower earnings were driven by metal spread contraction within the company’s steel operations, as lower realized product pricing outpaced lower ferrous scrap costs. First half 2023 operating income from the company’s steel operations was $1.1 billion, compared to $2.3 billion achieved in the first half of 2022. The average first half 2023 external selling price for the company's steel operations decreased $382 per ton to $1,167 per ton compared to the first half 2022, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $79 per ton to $428 per ton. The steel fabrication platform achieved strong first half 2023 operating income of $1.0 billion, only slightly lower than record results of $1.1 billion achieved for the same period in 2022.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $1.5 billion in the first half 2023, representing a strong first half performance. The company also invested $585 million in capital investments, paid cash dividends of $131 million, and repurchased $734 million, representing 3.9 percent of its outstanding shares of its common stock, while maintaining strong liquidity.

Outlook

“We remain confident that market conditions are in place for domestic steel consumption to be solid,” said Millett. “Order entry activity continues to be strong across all of our businesses. We believe North American steel consumption will increase in the coming years, and that demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing. The continued onshoring of manufacturing businesses, combined with the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs, will competitively position the domestic steel industry. We believe this will benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“This environment, in combination with our existing and ongoing expansion initiatives, are firm drivers for our continued growth in the coming years. We are quickly progressing on our aluminum flat rolled products mill and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “The team has placed orders for critical equipment, and the rolling mill site location in Columbus, Mississippi is exceptional. We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry – however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation. Our customers and our people are also incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance compared to others. We believe there are strong drivers for our continued growth, and we remain in a position of strength. We are competitively positioned and focused to generate long-term sustainable value,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2023 operating and financial results on Thursday, July 20, 2023, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 27, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2023	2022	2023	2022	March 31, 2023
Net sales	$5,081,630	$6,212,878	$9,974,836	$11,782,780	$4,893,206
Costs of goods sold	3,774,772	4,329,536	7,611,856	8,116,925	3,837,084
Gross profit	1,306,858	1,883,342	2,362,980	3,665,855	1,056,122

Selling, general and administrative expenses	141,209	118,377	285,518	270,392	144,309
Profit sharing	90,990	139,742	160,565	268,211	69,575
Amortization of intangible assets	10,924	7,160	17,802	14,322	6,878
Operating income	1,063,735	1,618,063	1,899,095	3,112,930	835,360

Interest expense, net of capitalized interest	20,767	25,667	43,274	42,336	22,507
Other (income) expense, net	(31,348)	(4,021)	(66,284)	16,447	(34,936)
Income before income taxes	1,074,316	1,596,417	1,922,105	3,054,147	847,789

Income tax expense	258,139	381,765	461,595	732,141	203,456
Net income	816,177	1,214,652	1,460,510	2,322,006	644,333
Net income attributable to noncontrolling interests	(4,070)	(5,098)	(11,093)	(8,521)	(7,023)
Net income attributable to Steel Dynamics, Inc.	$812,107	$1,209,554	$1,449,417	$2,313,485	$637,310

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$4.83	$6.49	$8.54	$12.22	$3.71

Weighted average common shares outstanding	168,009	186,442	169,803	189,300	171,597

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$4.81	$6.44	$8.49	$12.14	$3.70

Weighted average common shares and share equivalents outstanding	168,865	187,740	170,672	190,491	172,479

Dividends declared per share	$0.425	$0.34	$0.85	$0.68	$0.425

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,475,356	$1,628,417
Short-term investments	611,701	628,215
Accounts receivable, net	2,142,964	2,056,051
Inventories	3,044,009	3,129,964
Other current assets	122,025	195,371
Total current assets	7,396,055	7,638,018

Property, plant and equipment, net	5,783,622	5,373,665

Intangible assets, net	274,005	267,507

Goodwill	477,471	502,067

Other assets	620,244	378,727
Total assets	$14,551,397	$14,159,984
Liabilities and Equity
Current liabilities
Accounts payable	$1,048,584	$1,017,238
Income taxes payable	39,177	6,520
Accrued expenses	614,405	951,204
Current maturities of long-term debt	56,869	57,334
Total current liabilities	1,759,035	2,032,296

Long-term debt	3,010,829	3,013,241

Deferred income taxes	941,491	889,103

Other liabilities	175,073	129,539
Total liabilities	5,886,428	6,064,179

Commitments and contingencies

Redeemable noncontrolling interests	171,212	181,503

Equity
Common stock	650	650
Treasury stock, at cost	(5,179,722)	(4,459,513)
Additional paid-in capital	1,204,134	1,212,566
Retained earnings	12,681,894	11,375,765
Accumulated other comprehensive income	1,027	889
Total Steel Dynamics,Inc. equity	8,707,983	8,130,357
Noncontrolling interests	(214,226)	(216,055)
Total equity	8,493,757	7,914,302
Total liabilities and equity	$14,551,397	$14,159,984

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating activities:
Net income	$816,177	$1,214,652	$1,460,510	$2,322,006

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,970	95,701	218,664	183,247
Equity-based compensation	11,678	11,069	27,756	27,588
Deferred income taxes	43,380	(2,636)	52,388	(4)
Other adjustments	1,541	(640)	(8,465)	10,517
Changes in certain assets and liabilities:
Accounts receivable	(16,971)	(297,047)	(87,893)	(744,281)
Inventories	(55,158)	(130,552)	85,954	(116,237)
Other assets	(4,923)	(12,887)	2,919	6,515
Accounts payable	(114,013)	187,521	3,299	111,550
Income taxes receivable/payable	(85,486)	(203,352)	103,761	138,553
Accrued expenses	100,611	140,023	(317,304)	(118,634)
Net cash provided by operating activities	807,806	1,001,852	1,541,589	1,820,820

Investing activities:
Purchases of property, plant and equipment	(358,280)	(164,142)	(584,599)	(323,472)
Purchases of short-term investments	(165,052)	(351,510)	(521,829)	(351,510)
Proceeds from maturities of short-term investments	267,969	-	539,076	-
Investments in unconsolidated affiliates	-	-	-	(222,480)
Other investing activities	(217,905)	4,817	(215,562)	5,227
Net cash used in investing activities	(473,268)	(510,835)	(782,914)	(892,235)

Financing activities:
Issuance of current and long-term debt	327,132	382,868	721,042	702,647
Repayment of current and long-term debt	(321,143)	(414,719)	(726,422)	(763,991)
Dividends paid	(72,323)	(64,344)	(131,121)	(115,043)
Purchase of treasury stock	(380,206)	(517,024)	(734,203)	(906,214)
Other financing activities	(17,579)	(60,241)	(41,028)	(82,768)
Net cash used in financing activities	(464,119)	(673,460)	(911,732)	(1,165,369)

Decrease in cash, cash equivalents, and restricted cash	(129,581)	(182,443)	(153,057)	(236,784)
Cash, cash equivalents, and restricted cash at beginning of period	1,610,443	1,195,028	1,633,919	1,249,369
Cash, cash equivalents, and restricted cash at end of period	$1,480,862	$1,012,585	$1,480,862	$1,012,585

Supplemental disclosure information:
Cash paid for interest	$41,781	$41,114	$51,377	$50,282
Cash paid for income taxes, net	$308,055	$580,454	$312,758	$590,402

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2023	2022	2023	2022	1Q 2023
External Net Sales
Steel	$3,397,509	$4,142,021	$6,458,330	$7,904,517	$3,060,821
Steel Fabrication	779,409	1,085,753	1,648,177	2,015,734	868,768
Metals Recycling	592,373	649,736	1,175,841	1,229,361	583,468
Other	312,339	335,368	692,488	633,168	380,149
Consolidated Net Sales	$5,081,630	$6,212,878	$9,974,836	$11,782,780	$4,893,206
Operating Income
Steel	$706,241	$1,106,659	$1,051,597	$2,273,604	$345,356
Steel Fabrication	462,121	599,232	1,013,434	1,066,148	551,313
Metals Recycling	40,292	57,629	83,222	105,775	42,930
	1,208,654	1,763,520	2,148,253	3,445,527	939,599

Non-cash amortization of intangible assets	(10,924)	(7,160)	(17,802)	(14,322)	(6,878)
Profit sharing expense	(90,990)	(139,742)	(160,565)	(268,211)	(69,575)
Non-segment operations	(43,005)	1,445	(70,791)	(50,064)	(27,786)
Consolidated Operating Income	$1,063,735	$1,618,063	$1,899,095	$3,112,930	$835,360
Adjusted EBITDA
Net income	$816,177	$1,214,652	$1,460,510	$2,322,006	$644,333
Income taxes	258,139	381,765	461,595	732,141	203,456
Net interest expense (income)	(4,754)	24,159	(8,224)	40,214	(3,470)
Depreciation	98,438	86,943	197,648	165,733	99,210
Amortization of intangible assets	10,924	7,160	17,802	14,322	6,878
EBITDA	1,178,924	1,714,679	2,129,331	3,274,416	950,407
Non-cash adjustments
Unrealized gains on derivatives and currency translation	(18,433)	(14,001)	(26,575)	(13,701)	(8,142)
Equity-based compensation	11,500	5,482	25,377	25,276	13,877
Adjusted EBITDA	$1,171,991	$1,706,160	$2,128,133	$3,285,991	$956,142

Other Operating Information
Steel
Average external sales price (Per ton) (a)	$1,257	$1,539	$1,167	$1,549	$1,080
Average ferrous cost (Per ton melted) (b)	$444	$538	$428	$507	$413

Flat Roll shipments
Butler, Columbus, and Sinton	1,850,058	1,690,832	3,743,998	3,242,677	1,893,940
Steel Processing divisions (c)	420,480	432,701	856,082	844,354	435,602
Long Product shipments
Structural and Rail Division	478,985	513,170	974,536	979,991	495,551
Engineered Bar Products Division	216,163	227,293	447,886	453,346	231,723
Roanoke Bar Division	148,313	157,652	305,337	301,271	157,024
Steel of West Virginia	97,276	92,597	192,732	187,434	95,456
Total Shipments (Tons)	3,211,275	3,114,245	6,520,571	6,009,073	3,309,296

External Shipments (Tons) (a)	2,703,031	2,691,918	5,536,500	5,101,681	2,833,469

Steel Mill Production (Tons)	2,898,629	2,737,460	5,837,661	5,245,644	2,939,032
Metals Recycling
Nonferrous shipments (000's of pounds)	279,763	266,781	565,600	527,671	285,837
Ferrous shipments (Gross tons)	1,520,164	1,358,729	2,972,985	2,623,951	1,452,821
External ferrous shipments (Gross tons)	577,979	438,001	1,145,382	875,229	567,403
Steel Fabrication
Average sales price (Per ton)	$4,384	$5,001	$4,698	$4,718	$5,021
Shipments (Tons)	177,819	218,007	350,840	428,244	173,021

(a)   Represents all steel operations

(b)   Represents ferrous cost per ton melted at our electric arc furnace steel mills

(c)   Includes Heartland, The Techs, and United Steel Supply operations